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Amendment No. 1 to PRICING SUPPLEMENT NO. 6                       Rule 424(b)(2)
TRADE DATE:  September 17, 1998                      Registration Nos. 333-47955
(To Prospectus Supplement dated April 6, 1998                          333-02761
including the Prospectus dated March 23, 1998)              CUSIP No.  70109HAF2



                           PARKER-HANNIFIN CORPORATION

                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue
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
Floating Rate Note ( )                                               5.65% Fixed Rate Note (X)

Principal Amount:             $125,000,000                           Issue Price:                 99.899%
Original Issue Date:          September 22, 1998                     Specified Currency:          U.S. Dollars
Interest Accrual Date:        September 22, 1998                     Maturity Date:               September 15, 2003

Redemption Date(s):           N/A                                    New                          Notice of
Redemption Price(s):          N/A                                    Maturity                     Renewal
Authorized Denominations (if other than                              Date(s): None                Date(s): None
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                                Interest Payment Period:     Semi-Annual
in U.S. Dollars):             N/A

Repayment Date(s):            None                                   Interest Payment Dates:
Repayment Price(s):           None                                       March 15 and September 15
Total Amount of OID:          N/A
Yield to Maturity:            N/A                                    Global Security:             (X) Yes  ( ) No
Initial Accrual Period OID:   N/A                                    Exchange Rate Agent:         N/A
Method Used to Determine                                             Historical Exchange Rate:    N/A
Yield to Maturity and Initial
Accrual Period OID:           N/A

(Only applicable to Floating Rate Notes):                            Spread (plus or minus):      N/A
  Initial Interest Rate:      N/A                                    Spread Multiplier:           N/A
  Index Maturity:             N/A                                    Maximum Interest Rate:       N/A
  Base Rate(s):               N/A                                    Minimum Interest Rate:       N/A
    If LIBOR, Designated LIBOR Page: N/A                             Calculation Rate Agent:      N/A
      ( ) LIBOR Reuters
      ( ) LIBOR Telerate                                             Name of Agents: Salomon Smith Barney Inc. and
                                                                         Morgan Stanley & Co., Incorporated,

Index Currency:  U.S. Dollars                                        Agents' Aggregate Discount or Commission:
Interest Reset Period:        N/A                                     $750,000
Interest Reset Dates:         N/A                                    Net Proceeds to Co.: $124,123,750
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( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or  ( ) ____% of Principal
    Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
    ( ) a fixed initial public offering price of  100% of the principal amount;
    (X) a fixed initial public offering price of 99.899% of the principal amount; or
    ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:  None